Exhibit 10.29

[LETTERHEAD OF QUALITY DISTRIBUTION]

May 30, 2003

Michael Grimm

Quality Distribution Inc.

3802 Corporex Park Drive

Tampa, FL 33619

Re:    Amendment to Employment Agreement

Dear Michael:

This letter will supplement and amend the Employment Agreement dated June 23, 1998 between you and Quality Distribution, Inc. (f/k/a MTL Inc.). The parties hereby agree to amend said Agreement as follows:

1.	TITLES AND DUTIES: Your job title will be changed to Executive Vice President of Business Development. You will be primarily responsible for new business development in the areas of Affiliate recruiting and corporate acquisitions.

2.	TERM: Your employment with the Company, as amended by this Agreement, will commence on June 1, 2003 and shall continue until December 31, 2003. Sixty (60) days prior to the end of this term, or any subsequent extension, the Company shall notify you of its intent to extend or terminate this Agreement. If the parties agree to extend the term of this Agreement, as provided herein, each such extension will be in an increment of six (6) months. During any extension term, either party may terminate this Agreement by providing the other party at least sixty (60) days written notice of its intent to terminate. Notwithstanding the above, if you are unable to complete or close an affiliate recruitment transactions or acquisitions that total at least $5 million (annualized run rate) in total billed revenue by February 1, 2004 and if the Company does not have another acceptable employment opportunity available, the parties may mutually agree to terminate this Agreement effective February 1, 2004, subject to the provisions set forth in Section 7 hereto.

3.	COMPENSATION: During the initial term of this Agreement you shall continue to receive your current base salary of $13,747.76 per month. In the event this Agreement is extended beyond the initial term, as provided above, your base salary for each and every extension term shall be $10,000.00 per month. You shall continue to receive health, medical and other benefits under the

May 30, 2003

Michael Grimm

Company’s benefits plans on a basis comparable to the Company’s other similarly situated employees, so long as this Agreement, or any applicable severance period, remains in effect.

4.	BONUS: You shall remain eligible to participate in the Company’s 2003 Management Incentive Plan. You will not be eligible to participate in any Company bonus/incentive plan(s) adopted for any year after 2003.

5.	COMMISSION: In addition to your base salary set forth in Section 3 above, during the term of this Agreement, and any extension(s) hereto, you shall also receive a commission based on the billed linehaul revenue generated by new Affiliates and acquisitions (for the initial one year period) that you developed. Said Commission shall be as follows:

a)	One percent (1%) of the aggregate billed linehaul revenue up to a ten million dollar run rate.

b)	One half percent ( 1/2%) of the next ten million dollars of aggregate billed linehaul revenue.

c)	One-quarter percent ( 1/4%) of all billed linehaul revenue in excess of twenty million dollars.

Said commission payments will be made to you by the Company within thirty (30) days of the financial close of each month.

6.	MOVING EXPENSES: The Company agrees to pay the first $12,500.00 of your moving expenses. All other costs associated with said move shall be your responsibility.

7.	SEVERANCE: Assuming you are not being terminated “for cause” at the time this Agreement is terminated, you will receive one year’s salary (at the salary in effect at the time of termination) plus benefits, as severance. During said severance period you will be bound by the Non-Compete and Restrictive Covenants as set forth in your original Employment Agreement.

8.	CONFLICT: In the event of a conflict between the terms of this Amendment Agreement and the original Employment Agreement, the terms of this Amendment Agreement shall prevail.

9.	REMAINDER OF INITIAL EMPLOYMENT AGREEMENT: All other terms and conditions of the initial Employment Agreement shall remain in full force and effect unless specifically changed or modified by this Amendment.

May 30, 2003

Michael Grimm

To evidence your agreement with the foregoing, please execute in the space provided below and return said executed counterpart whereupon your Employment Agreement shall be supplemented and amended as provided above and this letter be a binding agreement between us, effective as the date of this letter.

Very truly yours,

QUALITY DISTRIBUTION, INC

By:	/S/ THOMAS L. FINKBINER
Thomas L. Finkbiner President/Chief Executive Officer

AGREED AND ACCEPTED:

By:	/S/ MICHAEL GRIMM
Michael Grimm